Exhibit 10.53

June 21, 2019

Personal and Confidential

Douglas Plassche

Dear Doug,

This letter agreement (the “Agreement”) shall confirm our understanding as to the terms of your continuing employment with Elite Laboratories, Inc., a Delaware corporation (the “Company”).

In recognition of the value Elite places on your past and continued service to the Company, we are pleased to offer you an incentive to continue to remain employed with the Company and to provide for the continuity of management and the success of the Company’s operations during a period of substantial change by ensuring your commitment to continue to serve diligently in your present position for an additional two year period starting June 30, 2019. In consideration of the foregoing Elite will pay you $30,000 for relocation expenses within two weeks of executing this letter agreement. In addition, at any time after June 30, 2021 and provided that you remain continuously employed with the Company through June 30, 2021, you will be entitled to a lump sum retention payment of $253,552, less applicable withholding taxes, regardless of whether you remain with the Company or leave the Company any time after June 30, 2021. Further in the two-year period up to June 30, 2021 your salary of $253,552 per year and bonus of $75,000 is guaranteed. These benefits will replace what is stated in your offer letter.

(Signature Page follows)

165 Ludlow Avenue. Northvale, NJ 07647, Ph: (201)750-2646, Fax: (201)750-2755 www.elitepharma.com

If you find the foregoing arrangement acceptable and believe that the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating the attached copy of this Agreement in the space provided and returning a copy to me.

Very truly yours,

Elite Laboratories, Inc

By:	/s/ Nasrat Hakim
Nasrat Hakim
President and CEO

ACCEPTED & AGREED

By:	/s/Douglas Plassche
Douglas Plassche

165 Ludlow Avenue. Northvale, NJ 07647, Ph: (201)750-2646, Fax: (201)750-2755 www.elitepharma.com